Exhibit 99.1

CoBiz Financial Reports First Quarter 2008 Results

Denver — CoBiz Financial Inc. (Nasdaq: COBZ), a financial services company with $2.4 billion in assets, reported first quarter 2008 diluted earnings per share (EPS) of $0.07, compared to $0.24 diluted EPS a year ago. As pre-announced on April 14, 2008, the Company recorded a $5.0 million (pre-tax) provision for loan losses in the first quarter of 2008 in response to continued deterioration in the Arizona real estate market. Net income was $1.6 million in the first quarter 2008 versus $5.9 million for the prior-year period. Return on average equity was 3.29% for the current quarter versus 13.19% a year earlier. Return on average assets was 0.27% for the current quarter versus 1.13% in the prior-year period.

Financial Performance – First Quarter 2008

•             Quarterly loan growth of $29.0 million, or 6.3% annualized; annual loan growth of $306.5 million, or 19.5%.

•             Quarterly deposit and customer repurchase agreements (Customer Repo) growth of $22.1 million, or 4.6% annualized; annual growth of $188.2 million, or 10.8%.

•             Provision for loan losses of $5.0 million (pre-tax), or $0.13 per diluted share.

•             Net loan charge-offs of $1.7 million, or 0.09% of average loans.

•             Nonperforming assets to total assets at 0.73%.

•             Allowance for loan and credit losses (Allowance) increased to 1.28% of total loans.

•             Decreased net interest margin on a linked-quarter basis to 4.01% in Q1 2008 from 4.21% in Q4 2007.

•             Minimal Investment Banking revenues reported during the first quarter; however, two successful transactions were closed and recognized after quarter-end.

“Our first quarter earnings were materially affected by the provision for loan losses reported during the period,” said Chairman and CEO Steve Bangert. “While credit quality has always been a hallmark of our Company, we have not been immune to the real estate downturn in the Arizona market. In 2007, the Phoenix market began to experience significant declines in real estate values in the outlying fringes of the metro area. However, valuations for projects in the ‘in-fill’ areas – where the majority of our projects are focused – remained relatively stable. As market conditions worsened throughout the latter half of 2007 and early 2008, the impact began to spread and has now affected the value of projects throughout Phoenix. Approximately 63% of our total loans are within Colorado, and we continue to be pleased with the performance of that portfolio. But as a result of the downturn of the Phoenix market, we increased our Allowance coverage.

“Due to the natural seasonality of all of our businesses, our first quarter is typically one of our softest,” said Bangert. “It’s generally our weakest for loan generation and has seasonally low insurance revenues. This quarter, our earnings were not only impacted by the outsized provision for loan losses, but also by a lack of Investment Banking transactions closed during the period. However, the segment has already generated $2.6 million of revenue in early April that should position it for a profitable second quarter.”

Loans

Loans [for Colorado Business Bank and Arizona Business Bank (collectively, the Bank)] ended the period at $1.9 billion, an increase of $306.5 million, or 19.5%, over the same period in 2007. Net loan generation is typically less robust in our first quarter. After an extremely strong fourth quarter for loan production (22.2% annualized growth), the Bank entered the first quarter with a smaller backlog of business. As a result, loan growth for the first quarter of 2008 was muted, increasing $29.0 million, or an annualized rate of 6.3%. The majority of the growth in the first quarter of 2008 came from Term Real Estate and Commercial (C&I) loans in Colorado. Arizona was down $7.2 million in total loans for the quarter, mainly due to the payoff of one large criticized C&I loan.

The metro Denver economy as a whole continues to be stable. The state ranked third in the nation in terms of month-over-month employment increases between February and March 2008 and fifth in the nation during the past year. Meanwhile, the declining housing market continues to impact the greater Phoenix metropolitan area. Economists have revised 2006 and 2007 employment data to reflect a weaker economy than originally reported. Projections for 2007 non-farm job growth were revised downward to 1.2%, and expectations for 2008 growth were lowered to 1.1%.  Consistent with the general economic environment, loan demand in Colorado continues to be brisk, while activity in Arizona has slowed.

Deposits and Customer Repo Balances

Deposit and Customer Repo balances ended the period at $1.9 billion, an increase of $188.2 million, or 10.8%, from the same period in 2007. As of March 31, 2008, $430.9 million, or 24.2%, of our deposits were noninterest-bearing, down from 29.8% a year ago. Part of the decrease is related to a shift in the Company’s funding mix as funds have migrated within the deposit portfolio from lower-cost savings and transaction accounts, into higher-cost savings and time deposits.

In July 2007, the Company introduced its Eurodollar Sweep deposit product as part of its Treasury Management services. The product continues to be well received with balances reaching $96.1 million as of the end of the first quarter of 2008. Most of the balances were transferred from existing Customer Repo accounts; however, 22.8% of the balances were from new relationships.

Allowance for Loan and Credit Losses and Credit Quality

Total nonperforming assets (NPAs) increased to $17.8 million at March 31, 2008, from $3.5 million at December 31, 2007. NPAs to total assets increased to 0.73% from 0.15% at December 31, 2007. While the linked-quarter increase in NPAs was significant, the Company’s NPAs to total asset and net charge-off ratios continue to be well below that of peer banks.

During the first quarter 2008, we recorded a $5.0 million loan loss provision, as compared to $3.9 million for 2007 and $1.5 million for the fourth quarter of 2007. The Company charged-off $1.7 million in loans during the first quarter of 2008, versus $1.8 million for the full year of 2007. As a result, the Allowance was increased to $23.9 million as of March 31, 2008, from $20.6 million as of December 31, 2007. The Allowance to total loans was 1.28% at March 31, 2008, as compared to 1.12% at the end of 2007.

The Company actively monitors the quality of its loan portfolio, and has heightened scrutiny of construction and development (C&D) credits, particularly in Arizona, which have been affected by the continuing deterioration of real estate values. Loan grades are closely reviewed and updated, and even credits that are current in terms of principal and interest payments are continually re-evaluated based on changes in economic conditions. Beginning in the fourth quarter of 2007, the Company noted increased migration into higher-risk loan classifications, particularly in the Arizona real estate portfolio. That trend has continued into 2008, and certain real estate development loans in the Arizona market were further downgraded based on current property appraisals that showed declining collateral values. To date, the asset quality problems have been isolated primarily to land acquisition and development loans in the Arizona market, and we have not seen systemic credit weaknesses spread to other parts of the loan portfolio.

Management believes the Allowance is at an appropriate level based on its current evaluation and analysis of the credit quality of our loan portfolio and prevailing economic conditions. Currently, the Allowance exceeds 134% of NPAs. Due to uncertainty as to the depth and duration of the real estate slowdown and its economic effect in our markets, no assurance can be given that the Allowance will be adequate in future periods. If the real estate conditions continue to deteriorate, an elevated level of loan loss provisioning may be required in the future.

Shareholders’ Equity and Regulatory Capital

During the first quarter, total shareholders’ equity increased by $2.8 million, however, tangible equity decreased by $3.7 million due to our recent acquisition by CoBiz Insurance of the assets of Bernard Dietrich & Associates (with such assets now being operated as CoBiz Insurance – AZ).  As a result, tangible equity to tangible assets decreased slightly to 5.8% from 6.1% as of the end of the year.

As of the end of 2007, the Bank was well-capitalized with a Tier 1 Capital ratio of 10.27%, and Total Capital ratio of 11.23%. The minimum ratios to be considered well-capitalized under the risk-based capital standards are 6% and 10%, respectively. At the holding company level, the Company’s Tier 1 Capital ratio at December 31, 2007 was 9.44%, and its Total Capital ratio was 10.69%. The Company continually monitors its capital position to ensure it has adequate excess to support future growth, ongoing initiatives and potential loan losses. Based on the current economic uncertainty, the Company is currently considering reinforcing its capital position and evaluating Tier II capital alternatives.

Net Interest Income & Margin

Net interest income for the first quarter of 2008 increased to $22.0 million, up $1.0 million, or 4.6%, over the first quarter of 2007. Net interest income for the fourth quarter of 2007 was $22.9 million.

Average earning asset balances grew by $47.6 million from the fourth quarter of 2007 mainly due to $47.0 million in average loan growth. The net increase in earning assets was primarily funded by an increase in average NOW and money market deposits ($59.8 million), offset by a decrease in average noninterest-bearing demand deposits ($29.2 million). Yields on average earning assets decreased 49 basis points (0.49%) from the fourth quarter of 2007 to the first quarter of 2008; while rates paid on average interest-bearing liabilities decreased 58 basis points (0.58%).

Since the end of 2007, the Federal Open Market Committee (FOMC) lowered its target for the federal funds rate by 200 basis points. Although the Company maintains a relatively neutral interest rate sensitivity position, the magnitude of the rate cuts, combined with a shift to a less favorable funding mix, caused our net interest margin to decrease to 4.01% from 4.21% in the fourth quarter of 2007. Future rate cuts may continue to place downward pressure on our net interest margin. To date, we have been effective in reducing rates paid on deposit accounts as the federal funds rate has dropped.  However, in the event of future rate cuts by the FOMC, our net interest margin will greatly depend on how successful we are in continuing to pass on additional rate decreases to our customers, as well as the rates we may be required to pay to attract new deposits.

Noninterest Income

Noninterest income for the first quarter of 2008 was $7.4 million, down $0.9 million from the fourth quarter of 2007. First quarter operating results include noninterest income of $1.8 million from the Company’s two recent acquisitions: Wagner Investment Management, Inc. (Wagner) and Bernard Dietrich & Associates (renamed CoBiz Insurance-AZ). The transactions were completed on December 31, 2007 and January 2, 2008, respectively. Accordingly, their operating results are included in our first quarter totals, but not in any prior periods reported. As a percentage of total operating revenue, noninterest income was 25.3% in the first quarter of 2008 versus 24.0% for the prior year period.

Insurance

Insurance revenues increased from $2.6 million in the first quarter of 2007 to $3.6 million in 2008.

•                  The segment was positively affected by the addition of CoBiz Insurance-AZ, which contributed $1.3 million in revenue during the period.

•                  The Group Employee Benefits area continues to see steady revenue growth, and has improved revenues by 11.2% over the same period in 2007.

•                  A decrease in First-Year Life revenue from the wealth transfer division offset part of the contributions from CoBiz Insurance-AZ, and the Group Employee Benefits area. Revenues from the division are transactional in nature, as estate planning goals are primarily achieved through the placement of life insurance. In 2007, the wealth transfer division had a disappointing year as several large cases did not close as a result of medical underwriting issues. However, based on the number and quality of cases currently in underwriting, Management expects the division’s full year results to significantly improve from 2007, inline with previous years’ results.

Investment Banking

Investment banking revenues were $0.3 million for the first quarter, as compared to $2.2 million in the fourth quarter of 2007 and $1.4 million in first quarter of 2007. The segment had two transactions, totaling $2.6 million in revenue, scheduled to close during the first quarter that were not recognized until after quarter-end.

The segment continues to enjoy a steady, diversified backlog of engaged transactions. Management believes that middle market M&A activity during 2008 will remain strong for quality businesses, while the overall market will hinge on several key economic and political events. The Company expects valuation multiples will remain high for well-positioned companies with strong historic and projected growth as financial and strategic buyers struggle to deploy capital. In addition, due to the uncertainty related to the impending national elections, potential sellers may feel compelled to take advantage of the current attractive capital gains tax rates.

Investment Advisory & Trust

The segment’s revenues were $1.7 million in the first quarter, 45% greater than the first quarter of 2007. The Company closed the acquisition of Wagner as of December 31, 2007. The Wagner acquisition had no impact on the Company’s results of operation for 2007, but contributed $0.5 million in revenues to the segment for the first quarter of 2008.

Discretionary Assets under Management (AUM) were $878.3 million as of March 2008.  Total AUM, including custody and advisory assets, were $1.6 billion including Wagner (which has a very significant advisory client base on which they receive an hourly consulting fee, as opposed to a basis-point-fee on AUM).

Deposit Service Charges

Deposit service charges are up 37.3% from the prior-year period, mainly due to treasury management analysis fees. We provide customers with the option of paying for treasury management services in cash or by maintaining additional noninterest-bearing account balances. The earnings credit rate applied to analysis balances has decreased as general interest rates have declined. As a result, we are collecting more of our fees in the form of “hard-dollar” cash, versus “soft-dollar” compensating balances.

Operating Expenses

Operating expenses totaled $21.9 million for the first quarter of 2008, an increase of $3.5 million from the first quarter of 2007 and $1.1 million from the fourth quarter of 2007. Our first quarter noninterest expenses were affected by the acquisitions of Wagner and CoBiz Insurance-AZ. Combined, they added $1.5 million in operating expenses for the period. Without Wagner and CoBiz Insurance-AZ, noninterest expense increased 11.2% from the first quarter of 2007 to the first quarter of 2008. Contributing to the increases in expenses (excluding the Wagner and CoBiz Insurance-AZ acquisitions) were:

•                  An increase in compensation, primarily from the continued hiring of seasoned bankers in the latter half of 2007. Base salary expense (excluding variable commission expense) is up 9.9% year over year, and 5.0% on a linked-quarter basis; an increase in stock-based compensation expense under SFAS 123(R);

•                  an increase in occupancy costs of 7%, due in part to two new bank offices scheduled to open by mid-2008;

•                  expenses related to the company-wide branding project, most of which were not incurred until after the first quarter of 2007;

•                  an increase in FDIC insurance costs of $213,000, or 511%.

For the first quarter of 2008, our efficiency ratio increased to 74.3% from 66.4% for the same period in 2007. The fee-based business lines run at a higher efficiency ratio than the Bank (but are less capital-intensive). The first quarter ratio was negatively impacted by seasonally low insurance revenues, lack of Investment Banking transactions, and the introduction of the recent acquisitions. In addition, the Bank’s efficiency ratio has also increased as net interest income has not grown at the same rate as overhead expenses due to the declining interest rate environment. While our efficiency ratio will continue to be under pressure due to net interest margin contraction, we expect it to improve over the year as the contribution from the fee-based businesses increases.

Summary

“Given the generally positive health of the Colorado market, we continue to generate and act on opportunities there,” said Bangert. “Although there are definitely issues in Arizona, we remain well positioned to grab market share as we take advantage of opportunities from other banks faced with much greater credit stress. In the coming months, we anticipate increased momentum from our fee-based businesses particularly our Investment Banking and Wealth Transfer divisions.

“Despite the difficult operating environment, we continue to enjoy pockets of success within our franchise. I believe CoBiz will emerge from the economic slowdown in a position of strength and will continue our impressive track record of outperforming our peers.”

Earnings Conference Call

In conjunction with this release, you are invited to listen to the Company’s conference call on Friday, April 25, 2008 at 11:00 am ET with Steve Bangert, CoBiz chairman and CEO. The call can be accessed via the Internet at  http://www.videonewswire.com/event.asp?id=47153 or by telephone at 877.493.9121, (conference ID #39966271).

Explanation of the Company’s Use of Non-GAAP Financial Measures

This earnings release contains GAAP financial measures and non-GAAP financial measures where management believes it to be helpful in understanding our results of operations. We believe these measures provide important supplemental information to investors. However, you should not rely on non-GAAP financial measures alone as measures of our performance.

Contact Information

CoBiz Financial Inc.

Lyne Andrich 303.312.3458

Sue Hermann 303.312.3488

About CoBiz Financial

CoBiz Financial Inc. (www.cobizfinancial.com) is a $2.4 billion financial holding company headquartered in Denver. The Company operates Colorado Business Bank and Arizona Business Bank, full-service commercial banking institutions that offer a broad range of sophisticated banking services — including credit, treasury management, investment and deposit products — to a targeted customer base of professionals and small to mid-sized businesses. CoBiz also offers trust and fiduciary services through CoBiz Trust; property and casualty insurance brokerage and risk management consulting services through CoBiz Insurance; investment banking services through Green Manning & Bunch; the management of stock and bond portfolios for individuals and institutions through CoBiz Trust, Alexander Capital Management Group and Wagner Investment Management, Inc.; and employee and executive benefits consulting and wealth transfer services through Financial Designs, Ltd.

Forward-looking Information

This release contains forward-looking statements that describe CoBiz’s future plans, strategies and expectations. All forward-looking statements are based on assumptions and involve risks and uncertainties, many of which are beyond our control and which may cause our actual results, performance or achievements to differ materially from the results, performance or achievements contemplated by the forward-looking statements. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate” or words of similar meaning, or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.” Forward-looking statements speak only as of the date they are made. Such risks and uncertainties include, among other things:

•      Risks and uncertainties described in our reports filed with the Securities and Exchange Commission, including our most recent 10-K.

•      Competitive pressures among depository and other financial institutions nationally and in our market areas may increase significantly.

•      Adverse changes in the economy or business conditions, either nationally or in our market areas, could increase credit-related losses and expenses and/or limit growth.

•      Increases in defaults by borrowers and other delinquencies could result in increases in our provision for losses on loans and leases and related expenses.

•      Our inability to manage growth effectively, including the successful expansion of our customer support, administrative infrastructure and internal management systems, could adversely affect our results of operations and prospects.

•      Fluctuations in interest rates and market prices could reduce our net interest margin and asset valuations and increase our expenses.

•      The consequences of continued bank acquisitions and mergers in our market areas, resulting in fewer but much larger and financially stronger competitors, could increase competition for financial services to our detriment.

•      Our continued growth will depend in part on our ability to enter new markets successfully and capitalize on other growth opportunities.

•      Changes in legislative or regulatory requirements applicable to us and our subsidiaries could increase costs, limit certain operations and adversely affect results of operations.

•      Changes in tax requirements, including tax rate changes, new tax laws and revised tax law interpretations may increase our tax expense or adversely affect our customers’ businesses.

In light of these risks, uncertainties and assumptions, you should not place undue reliance on any forward-looking statements in this release. We undertake no obligation to publicly update or otherwise revise any forward-looking statements, whether as a result of new information, future events or otherwise.

CoBiz Financial Inc.

March 31, 2008

(unaudited)

	Quarter Ended March 31,
(in thousands, except per share amounts)	2008	2007
INCOME STATEMENT DATA
Interest income	$37,397	$36,357
Interest expense	15,419	15,342
NET INTEREST INCOME BEFORE PROVISION	21,978	21,015
Provision for loan losses	5,031	—
NET INTEREST INCOME AFTER PROVISION	16,947	21,015
Noninterest income	7,423	6,632
Noninterest expense	21,905	18,385
INCOME BEFORE INCOME TAXES	2,465	9,262
Provision for income taxes	870	3,379
NET INCOME	$1,595	$5,883

EARNINGS PER COMMON SHARE
BASIC	$0.07	$0.25
DILUTED	$0.07	$0.24
WEIGHTED AVERAGE SHARES OUTSTANDING (in thousands)
BASIC	23,017	23,513
DILUTED	23,281	24,205

COMMON SHARES OUTSTANDING AT PERIOD END (in thousands)	23,056	23,865
BOOK VALUE PER COMMON SHARE	$8.33	$7.96

PERIOD END BALANCES
Total Assets	$2,449,298	$2,137,308
Loans (net)	1,851,944	1,550,875
Deposits	1,781,406	1,486,985
Junior Subordinated Debentures	72,166	72,166
Common Shareholders’ Equity	192,114	189,919
Interest-Earning Assets	2,251,986	1,981,827
Interest-Bearing Liabilities	1,809,121	1,485,021

BALANCE SHEET AVERAGES
Average Assets	$2,397,638	$2,115,922
Average Loans (net)	1,832,244	1,539,798
Average Deposits	1,773,337	1,432,238
Average Junior Subordinated Debentures	72,166	72,166
Average Common Shareholders’ Equity	194,750	180,890
Average Interest-Earning Assets	2,219,703	1,959,825
Average Interest-Bearing Liabilities	1,764,746	1,481,281

CoBiz Financial Inc.

March 31, 2008

(unaudited)

	Quarter Ended March 31,
(in thousands)	2008	2007

PROFITABILITY MEASURES
Net Interest Margin	4.01%	4.38%
Efficiency Ratio	74.33%	66.35%
Return on Average Assets	0.27%	1.13%
Return on Average Common Shareholders’ Equity	3.29%	13.19%
Noninterest Income as a Percentage of Operating Revenues	25.25%	23.99%

CREDIT QUALITY
Nonperforming Loans
Loans 90 days or more past due and still accruing interest	$4,825	$—
Nonaccrual loans	12,974	4,303
Total nonperforming loans	$17,799	$4,303
Repossessed Assets	5	—
Total nonperforming assets	$17,804	$4,303

Charge-offs	(1,739)	(33)
Recoveries	5	24
Net Charge-Offs	$(1,734)	$(9)

ASSET QUALITY MEASURES
Nonperforming Assets to Total Assets	0.73%	0.20%
Nonperforming Loans to Total Loans	0.95%	0.27%
Allowance for Loan and Credit Losses to Total Loans	1.28%	1.19%
Allowance for Loan and Credit Losses to Nonperforming Loans	134.37%	433.67%

CoBiz Financial Inc.

March 31, 2008

(unaudited)

		Investment	Investment		Corporate
	Commercial	Banking	Advisory		Support and
(in thousands, except per share amounts)	Banking	Services	and Trust	Insurance	Other	Consolidated
Net interest income
Quarter ended March 31, 2008	$23,449	$7	$2	$1	$(1,481)	$21,978
Quarter ended December 31, 2007	24,403	29	1	1	(1,545)	22,889
Annualized quarterly growth	(15.7)%	(305.1)%	402.2%	.0%	16.7%	(16.0)%

Quarter ended March 31, 2007	$22,329	$39	$—	$(1)	$(1,352)	$21,015
Annual growth	5.0%	(82.1)%	100.0%	200.0%	(9.5)%	4.6%

Noninterest income
Quarter ended March 31, 2008	$1,760	$293	$1,676	$3,623	$71	$7,423
Quarter ended December 31, 2007	2,587	2,240	1,205	2,238	38	8,308
Annualized quarterly growth	(128.6)%	(349.6)%	157.2%	248.9%	349.3%	(42.8)%

Quarter ended March 31, 2007	$1,426	$1,423	$1,152	$2,630	$1	$6,632
Annual growth	23.4%	(79.4)%	45.5%	37.8%	7,000.0%	11.9%

Net income
Quarter ended March 31, 2008	$3,446	$(439)	$(107)	$—	$(1,305)	$1,595
Quarter ended December 31, 2007	7,051	116	(90)	(177)	(1,426)	5,474
Annualized quarterly growth	(205.6)%	(1,924.3)%	(76.0)%	402.2%	34.1%	(285.0)%

Quarter ended March 31, 2007	$7,184	$(83)	$44	$(12)	$(1,250)	$5,883
Annual growth	(52.0)%	(428.9)%	(343.2)%	100.0%	(4.4)%	(72.9)%

Earnings per share (diluted)
Quarter ended March 31, 2008	$0.15	$(0.02)	$—	$—	$(0.06)	$0.07
Quarter ended December 31, 2007	0.30	—	—	(0.01)	(0.06)	0.23
Annualized quarterly growth	(201.1)%	—	—	402.2%	.0%	(279.8)%

Quarter ended March 31, 2007	$0.29	$—	$—	$—	$(0.05)	$0.24
Annual growth	(48.3)%	(100.0)%	.0%	.0%	(20.0)%	(70.8)%

		Investment	Investment		Corporate
	Commercial	Banking	Advisory		Support and
(in thousands)	Banking	Services	and Trust	Insurance	Other	Consolidated
Total loans
At March 31, 2008						$1,875,284
At December 31, 2007						1,846,326
Annualized quarterly growth						6.3%

At March 31, 2007						$1,568,737
Annual growth						19.5%

Total deposits and customer repurchase agreements
At March 31, 2008						$1,933,086
At December 31, 2007						1,911,025
Annualized quarterly growth						4.6%

At March 31, 2007						$1,744,840
Annual growth						10.8%

CoBiz Financial Inc.

March 31, 2008

(unaudited)

	For the Quarter ended March 31, 2008
		Investment	Investment		Corporate
	Commercial	Banking	Advisory		Support and
(in thousands)	Banking	Services	and Trust	Insurance	Other	Consolidated
Income Statement
Total interest income	$37,347	$7	$3	$4	$36	$37,397
Total interest expense	13,898	—	1	3	1,517	15,419
Net interest income	23,449	7	2	1	(1,481)	21,978
Provision for loan losses	5,031	—	—	—	—	5,031
Net interest income after provision	18,418	7	2	1	(1,481)	16,947
Noninterest income	1,760	293	1,676	3,623	71	7,423
Noninterest expense	7,883	927	1,695	3,410	7,990	21,905
Income before income taxes	12,295	(627)	(17)	214	(9,400)	2,465
Provision for income taxes	4,575	(237)	4	93	(3,565)	870
Net income before management fees and overhead allocations	$7,720	$(390)	$(21)	$121	$(5,835)	$1,595
Management fees and overhead allocations, net of tax	4,274	49	86	121	(4,530)	—
Net income	$3,446	$(439)	$(107)	$—	$(1,305)	$1,595

	For the Quarter ended December 31, 2007
		Investment	Investment		Corporate
	Commercial	Banking	Advisory		Support and
	Banking	Services	and Trust	Insurance	Other	Consolidated
Income Statement
Total interest income	$40,091	$29	$1	$2	$41	$40,164
Total interest expense	15,688	—	—	1	1,586	17,275
Net interest income	24,403	29	1	1	(1,545)	22,889
Provision for loan losses	1,469	—	—	—	—	1,469
Net interest income after provision	22,934	29	1	1	(1,545)	21,420
Noninterest income	2,587	2,240	1,205	2,238	38	8,308
Noninterest expense	9,199	1,990	1,239	2,325	6,099	20,852
Income before income taxes	16,322	279	(33)	(86)	(7,606)	8,876
Provision for income taxes	6,090	111	(8)	(21)	(2,770)	3,402
Net income before management fees and overhead allocations	$10,232	$168	$(25)	$(65)	$(4,836)	$5,474
Management fees and overhead allocations, net of tax	3,181	52	65	112	(3,410)	—
Net income	$7,051	$116	$(90)	$(177)	$(1,426)	$5,474

	For the Quarter ended March 31, 2007
		Investment	Investment		Corporate
	Commercial	Banking	Advisory		Support and
	Banking	Services	and Trust	Insurance	Other	Consolidated
Income Statement
Total interest income	$36,277	$39	$—	$1	$40	$36,357
Total interest expense	13,948	—	—	2	1,392	15,342
Net interest income	22,329	39	—	(1)	(1,352)	21,015
Provision for loan losses	29	—	—	—	(29)	—
Net interest income after provision	22,300	39	—	(1)	(1,323)	21,015
Noninterest income	1,426	1,423	1,152	2,630	1	6,632
Noninterest expense	6,470	1,520	1,000	2,458	6,937	18,385
Income before income taxes	17,256	(58)	152	171	(8,259)	9,262
Provision for income taxes	6,329	(19)	51	78	(3,060)	3,379
Net income before management fees and overhead allocations	$10,927	$(39)	$101	$93	$(5,199)	$5,883
Management fees and overhead allocations, net of tax	3,743	44	57	105	(3,949)	—
Net income	$7,184	$(83)	$44	$(12)	$(1,250)	$5,883

CoBiz Financial Inc.

March 31, 2008

(unaudited)

	Quarter ended March 31,
			Increase/(decrease)
(in thousands)	2008	2007	Amount	%
NONINTEREST INCOME
Deposit service charges	$939	$684	$255	37%
Other loan fees	197	184	13	7%
Investment advisory and trust income	1,676	1,152	524	45%
Insurance income	3,623	2,630	993	38%
Investment banking income	293	1,423	(1,130)	(79)%
Other income	695	559	136	24%
Total noninterest income	$7,423	$6,632	$791	12%

	Quarter ended March 31,
			Increase/(decrease)
(in thousands)	2008	2007	Amount	%
NONINTEREST EXPENSES
Salaries and employee benefits	$14,550	$12,166	$2,384	20%
Stock based compensation expense	423	280	143	51%
Occupancy expenses, premises and equipment	3,137	2,830	307	11%
Amortization of intangibles	203	118	85	72%
Other operating expenses	3,592	2,991	601	20%
Total noninterest expenses	$21,905	$18,385	$3,520	19%

	March 31, 2008		December 31, 2007		March 31, 2007
		% of		% of		% of
(in thousands)	Amount	Portfolio	Amount	Portfolio	Amount	Portfolio
LOANS
Commercial	$572,008	30.9%	$576,959	31.6%	$480,339	31.0%
Real Estate - mortgage	907,962	49.0%	874,226	47.9%	727,109	46.9%
Real Estate - construction	308,756	16.7%	309,568	17.0%	291,971	18.8%
Consumer	73,078	3.9%	71,422	3.9%	56,014	3.6%
Other	13,480	0.7%	14,151	0.7%	13,304	0.9%
Gross loans	1,875,284	101.3%	1,846,326	101.1%	1,568,737	101.2%
Less allowance for loan losses	(23,340)	(1.3)%	(20,043)	(1.1)%	(17,862)	(1.2)%
Net loans	$1,851,944	100.0%	$1,826,283	100.0%	$1,550,875	100.0%

	March 31, 2008		December 31, 2007		March 31, 2007
		% of		% of		% of
(in thousands)	Amount	Portfolio	Amount	Portfolio	Amount	Portfolio
DEPOSITS AND CUSTOMER REPURCHASE AGREEMENTS
NOW and money market accounts	$697,965	36.1%	$631,391	33.0%	$562,594	32.2%
Savings	11,699	0.6%	11,546	0.6%	12,191	0.7%
Eurodollar	96,069	5.0%	77,444	4.1%	—	0.0%
Certificates of deposits under $100,000	114,275	5.9%	126,478	6.6%	100,866	5.8%
Certificates of deposits $100,000 and over	430,523	22.3%	456,754	23.9%	368,031	21.1%
Total interest-bearing deposits	1,350,531	69.9%	1,303,613	68.2%	1,043,682	59.8%
Noninterest-bearing demand deposits	430,875	22.3%	439,076	23.0%	443,303	25.4%
Customer repurchase agreements	151,680	7.8%	168,336	8.8%	257,855	14.8%
Total deposits and customer repurchase agreements	$1,933,086	100.0%	$1,911,025	100.0%	$1,744,840	100.0%

CoBiz Financial Inc.

March 31, 2008

(unaudited)

	For the quarter ended March 31,
		2008			2007
		Interest	Average		Interest	Average
	Average	earned	yield	Average	earned	yield
(in thousands)	Balance	or paid	or cost	Balance	or paid	or cost
Assets
Federal funds sold and other	$10,580	$106	4.01%	$8,457	$116	5.49%
Investment securities	386,591	5,042	5.22%	414,251	5,324	5.14%
Loans	1,843,781	32,398	7.03%	1,555,098	31,068	7.99%
Allowance for loan losses	(21,249)			(17,981)
Total interest earning assets	$2,219,703	$37,546	6.77%	$1,959,825	$36,508	7.45%
Noninterest-earning assets
Cash and due from banks	41,630			44,611
Other	136,305			111,486
Total assets	$2,397,638			$2,115,922

Liabilities and Shareholders’ Equity
Deposits
NOW and money market	$676,053	$4,369	2.60%	$555,667	$4,219	3.08%
Savings	11,242	49	1.75%	11,101	43	1.57%
Eurodollar	92,668	612	2.61%	—	—	—
Certificates of deposits
Under $100,000	118,842	1,356	4.59%	94,099	1,076	4.64%
$100,000 and over	453,524	5,152	4.57%	336,018	4,086	4.93%
Total Interest-bearing deposits	$1,352,329	$11,538	3.43%	$996,885	$9,424	3.83%
Other borrowings
Securities sold under agreements to repurchase and other short-term borrowings	340,251	2,630	3.09%	412,230	4,523	4.39%
Junior subordinated debentures	72,166	1,251	6.93%	72,166	1,395	7.73%
Total interest-bearing liabilities	$1,764,746	$15,419	3.51%	$1,481,281	$15,342	4.18%
Noninterest-bearing demand accounts	421,008			435,353
Total deposits and interest-bearing liabilities	2,185,754			1,916,634
Other noninterest-bearing liabilities	17,134			18,398
Total liabilities	2,202,888			1,935,032
Shareholders’ equity	194,750			180,890
Total liabilities and shareholders’ equity	$2,397,638			$2,115,922
Net interest income		$22,127			$21,166
Net interest spread			3.26%			3.27%
Net interest margin			4.01%			4.38%
Ratio of average interest-earning assets to average interest-bearing liabilities	125.78%			132.31%

CoBiz Financial Inc.

March 31, 2008

(unaudited)

Reconciliation of Non-GAAP Measure to GAAP

The following table includes Non-GAAP financial measurements related to tangible equity and tangible assets.  These items have been adjusted to exclude goodwill and intangible assets.

	March 31, 2008	December 31, 2007

Shareholders’ equity as reported - GAAP	$192,114	$189,270

Goodwill and intangible assets	(52,008)	(45,498)

Tangible equity (Non-GAAP)	$140,106	$143,772

Total assets as reported - GAAP	$2,449,298	$2,391,012

Goodwill and intangible assets	(52,008)	(45,498)

Total tangible assets (Non-GAAP)	2,397,290	$2,345,514

Shareholders’ equity to total assets as reported - GAAP	7.8%	7.9%

Tangible equity to total tangible assets as reported - Non-GAAP	5.8%	6.1%